Exhibit 10(b)

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, FL USA 32919
phone 1-321-727-9100
www.harris.com

PERSONAL & CONFIDENTIAL

January 29, 2016

Rahul Ghai
381 Hemlock Road
Fairfield, CT 06824

Re: Internal Promotion

Dear Rahul:

I am pleased to notify you of your promotion to Senior Vice President and Chief Financial Officer of Harris Corporation, reporting to Bill Brown, Chairman, President and Chief Executive Officer with effect from February 11, 2016. Below, please find a summary of compensation changes as a result of this promotion that will also be effective as of the aforementioned date:

1)	An annual base salary of $450,000 payable bi-weekly.

2)
Participation in the Harris Annual Incentive Plan (“AIP”) with a target value of 75% of base salary. Incentive awards are paid based on the achievement of pre-established annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in the FY16 AIP will be pro-rated, with respect to your current target, based on the effective date of your promotion. To the extent earned, payouts are made in September following the fiscal year end, net of applicable withholdings and deductions.

3)
Eligibility to receive annual equity awards granted by Harris Corporation under its 2015 Equity Incentive Plan (the “Plan”), with a target value of $1,000,000. The awards are typically delivered in the form of stock options (“Options”) and performance share units (“PSUs”) and are granted in late August following the Board of Directors approval of annual equity awards to Harris executives. Once approved and accepted by you, the awards are subject to the applicable terms and conditions in effect at the time of the grant. Annual equity grants are performance-based and the award amount may vary from year-to-year. Your new target value will be effective during the next award planning cycle.

4)
Severance, relocation and other benefits will continue per the terms and conditions of your original offer letter, dated December 27, 2014. However, rather than a relocation to the Washington, DC area, you must relocate to the Melbourne, FL area.

On or as soon as administratively practicable after the date you are elected as a corporate officer of Harris, you will be entitled to enter into a CIC Severance Agreement with Harris in the form filed by the Company as Exhibit (10)(o) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending October 1, 2010. The multiplier used in Section 3(a)(2) of the CIC Severance Agreement to determine your lump sum severance amount pursuant to such clause shall be two (2). In the event of a change in control of Harris Corporation (as defined in the CIC Severance Agreement), you shall be entitled to the compensation and benefits and other rights provided under the CIC Severance Agreement if your employment terminates under the circumstances provided under the CIC Severance Agreement, provided, however, such compensation and benefits shall be in lieu of any compensation or benefits that may be receivable by you under this letter or under the Harris Severance Pay Plan.

Payments and benefits under this letter are intended to be exempt from or to meet the requirements of Section 409A of the Internal Revenue Code ("Code Section 409A"), and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this letter, to the extent that the right to any payment (including the provision of benefits) hereunder as a result of your separation from service provides for the "deferral of compensation" within the meaning of Code Section 409A and you are a "Specified Employee" under the Harris Corporation Specified Employee Policy for 409A Arrangements as of the date of your separation from service, then no such payment shall be made or commence during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service or, if earlier, on the date of your death, if the earlier making of such payment would result in tax penalties being imposed on you under Code Section 409A. The amount of any payment that otherwise would be paid to you hereunder during this period shall instead be paid to you on the first business day coincident with or next following the date that is six months and one day following the date of your separation from service or, if earlier, within ninety (90) days following your death. Each payment of compensation under this letter shall be treated as a separate payment of compensation for purposes of Code Section 409A, including without limitation for the purpose of applying the exclusion from Code Section 409A for certain short-term deferral amounts.

For more information regarding the terms, conditions and mechanics of your executive compensation components, please feel free to reach out to Jacinto Vallejo - Director, Global Compensation & Mobility at jvallejo@harris.com or (321/724-3449).

Sincerely,

/s/ Robert L. Duffy
Bob Duffy
Senior Vice President
Human Resources & Administration

Accepted and Agreed,

/s/ Rahul Ghai	Date:	2/1/2016
Signature: Rahul Ghai